UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2014
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NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-32421 (Commission File Number)	91-1671412 (IRS Employer Identification No.)

1875 Explorer Street, Suite 1000 Reston, Virginia (Address of principal executive offices)	20190 (Zip Code)

Registrant's telephone number, including area code: (703) 390-5100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 2, 2014, NII Holdings, Inc. (the “Company”) received a notice (the "Notice") from The NASDAQ Stock Market LLC ("Nasdaq") indicating that the bid price of the Company's common stock for the prior 30 consecutive days had closed below the minimum $1.00 per share required for continued listing on the Nasdaq Global Select Market under Nasdaq Listing Rule 5450(a)(1).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided a period of 180 calendar days, or until November 29, 2014, to regain compliance. In order to regain compliance with the minimum closing bid price rule, the closing bid price of the Company's common stock must be at least $1.00 or higher for a minimum of ten consecutive business days during the 180-day compliance period. In the event the Company does not regain compliance by November 29, 2014, the Company may be eligible to seek an extension of the compliance period if it meets the continued listing requirement for market value of publicly held shares and all other listing standards, with the exception of the bid price requirement, and provides written notice to Nasdaq of its intent to cure the deficiency. If the Company fails to regain compliance prior to the expiration of the compliance period including any extension, Nasdaq will provide written notice to the Company that its securities are subject to delisting.

The Notice has no immediate impact on the listing of the Company's common stock, which will continue to trade on the Nasdaq Global Select Market under the symbol "NIHD". The Company intends to actively monitor the closing bid price for its common stock and will consider available options to resolve the deficiency and regain compliance with Nasdaq Listing Rule 5450(a)(1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC.
(Registrant)

Dated: June 6, 2014	By: /s/ SHANA C. SMITH
Shana C. Smith
Vice President and Secretary